Adeona CEO to Present at the Harvard Investors Group Forum

For Immediate Release

Ann Arbor, MI, February 9, 2012 – Adeona Pharmaceuticals, Inc. (NYSE Amex: AEN), a developer of synthetic DNA-based therapeutics and innovative disease-modifying medicines for serious illnesses, announced today that Jeff Riley, the Company’s Chief Executive Officer and Chairman, will be the featured presenter at the upcoming Harvard Investors Group forum. Mr. Riley will provide an overview of the Company’s synthetic biologics program, its collaboration with Intrexon Corporation for pulmonary arterial hypertension and its funded clinical trial programs at the invitation-only dinner event on Monday evening, February 13, 2012, at The Manhattan Club in New York City.

“Our group of qualified investors and investment professionals within the New York City financial and investment industries is pleased to welcome Mr. Riley to the upcoming Harvard Investors Group dinner meeting,” said John O’Dea, Chairman of the Harvard Investors Group. “Adeona’s new senior management team will provide our invited guests with an in-depth look at the Company’s new focus on the emerging area of synthetic DNA-based therapeutics, as well as its funded clinical programs for multiple sclerosis, fibromyalgia and ALS.”

Adeona intends to file the slide deck used at the Harvard Investors Group forum in a Current Report on Form 8-K with the Securities & Exchange Commission, concurrent with its presentation on Monday, February 13, 2102.

About Harvard Investors Group

Harvard Investors Group is a private organization. Attendance is by invitation only. Harvard Investors Group provides a forum for public and private companies to present information about their businesses to securities industry professionals. Harvard Investors Group neither recommends nor solicits participation in the presenting companies. Harvard Investors Group receives a fee for arranging each of its meetings. Harvard Investors Group and the meetings it hosts are in no way affiliated with Harvard University. No business solicitations of presenting companies are permitted at the meetings. For more information about Harvard Investors Group, please visit the website at www.harvardinvestors.org.

About Adeona Pharmaceuticals, Inc.

Adeona is a biotechnology company focused on the development of synthetic DNA-based therapeutics and innovative disease-modifying medicines for serious illnesses. Adeona is developing, or has partnered the development of, product candidates to treat pulmonary arterial hypertension, relapses in multiple sclerosis, cognitive dysfunction in multiple sclerosis, fibromyalgia and amyotrophic lateral sclerosis (ALS). For more information, please visit Adeona's website at www.adeonapharma.com.

Adeona is currently d/b/a Synthetic Biologics, Inc. (NYSE Amex: SYN) pending stockholder approval of the name change at a Special Meeting to be held on February 15, 2012. The proposed name change better reflects the Company’s mission and primary business focus on the emerging field of synthetic biologics.

Synthetic Biologics is a trademark of Adeona Pharmaceuticals, Inc.

For further information, please contact:

Jeff Riley

Chief Executive Officer

(734) 332-7800, Ext. 22

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